UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2011

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not required
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) to Amarin Corporation plc’s (the “Company”) Current Report on Form 8-K, filed on January 6, 2011 (the “Previous 8-K”), and the exhibits attached hereto are being filed to report the exercise, in full, by Jefferies & Company, Inc. and Leerink Swann LLC, acting as joint book-running managers and as representatives of the several underwriters (the “Underwriters”) of their over-allotment option, which occurred on January 6, 2011 (but subsequent to the filing of the Previous 8-K). This Amendment also corrects a typographical error in Exhibit 1.1 as previously filed. No changes have been made to the terms of the Underwriting Agreement as disclosed in the Previous 8-K.

Item 8.01. Other Information

On January 7, 2011, the Company announced that the Underwriters had exercised in full their over-allotment option and purchased an additional 1,800,000 American Depositary Shares (“ADSs”), with each ADS representing one of the Company’s ordinary shares, par value £0.50 per share, in connection with the Company’s registered public offering. The price to the public in the offering is $7.60 per ADS. The exercise of the over-allotment option brings the total number of ADSs sold by the Company to 13,800,000 and the total net proceeds to the Company from the offering is expected to be approximately $100.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

On January 7, 2011, the Company issued a press release announcing the exercise of the over-allotment option. The press release is attached as Exhibit 99.3 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of January 6, 2011

99.3	Press Release, dated January 7, 2011

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2011	Amarin Corporation plc

	By:	/S/ JOHN THERO
John Thero
President

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of January 6, 2011

99.3	Press Release, dated January 7, 2011

4